Exhibit 99.1


                               MARGO CARIBE, INC.
                                  Call Box 1370
                            Dorado, Puerto Rico 00646


February 10, 2005                                    FOR IMMEDIATE RELEASE
                                                     ---------------------

Contact:

Juan B. Medina
Senior Vice President and
Chief Financial Officer
Tel. (787) 883-2570 (Ext. 1033)



           MARGO CARIBE ANNOUNCES AGREEMENT TO PURCHASE SUBSTANTIALLY
                 ALL THE ASSETS OF STATE-LINE BARK & MULCH, INC.


     Vega Alta, Puerto Rico, February 10, 2005, Michael J. Spector, the President and Chief Executive Officer of Margo Caribe, Inc. (Nasdaq: MRGO), announced today that on February 9, 2005, Margo State Line, Inc., a Florida corporation and a wholly owned subsidiary of Margo Caribe, Inc., entered into an Asset Purchase Agreement with State-Line Bark & Mulch, Inc., a Georgia corporation (the "Sellers") and Richard K. Stewart and Dora M. Stewart (the "Shareholders"). Pursuant to the terms of the Asset Purchase Agreement and related real property purchase agreements, Margo State Line has agreed to purchase substantially all the assets of the Seller for $2.6 million in cash and the assumption of approximately $590,000 in liabilities. The Seller is engaged in the business of the production of bulk or bagged ground cover, soil and compost and related products in Folkston, Georgia. Among the assets to be acquired are approximately 100 acres of real property located in Folkston, Georgia.

     The closing of the transactions contemplated by the Asset Purchase Agreement are subject to customary closing conditions including satisfactory completion of due diligence by Margo State Line and the absence of material adverse changes in the business or assets of the Seller prior to closing.

     Mr. Spector stated that he felt that the business of the Seller was a good strategic fit for Margo and would help the Company diversify its revenue base.

     Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico. The Company is also engaged in the sale of lawn and garden products, the provision of landscaping services and maintenance throughout Puerto Rico and Caribbean and the manufacturing of potting soils and other lawn and garden goods under the Rain Forest trade name, as well as in the process of permitting a residential development project in Puerto Rico.

FORWARD LOOKING STATEMENTS

     This press release contains certain "forward looking statements" concerning Margo Caribe's economic future performance. The words "expect" "anticipate" "hope" and similar expressions are meant to identify "forward looking statements" within the meaning of the Private Securities Litigation reform act of 1995.

     Margo Caribe wishes to caution readers not to place undue reliance on any such "forward looking statements" which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect Margo Caribe's financial performance and could cause Margo Caribe's actual results for the future periods to differ materially from those anticipated or projected.

     Margo Caribe does not undertake and  specifically  disclaims any obligation
to  update  any  "forward   looking   statements"  to  reflect   occurrences  or
unanticipated events or circumstances after the date of such statements.